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                                                                   EXHIBIT 99.1

                                 [Hilton Logo]


                                                     Contact: Marc Grossman
                                                              Corporate Affairs
                                                              (310) 205-4030

                  HILTON, PROMUS MERGER RECEIVES SHAREHOLDER
                       APPROVAL; TRANSACTION COMPLETED


     BEVERLY HILLS, CALIF., November 30, 1999--Hilton Hotels Corporation (NYSE:HLT) and Promus Hotel Corporation (NYSE:PRH) said today that their respective shareholders overwhelmingly approved Hilton's acquisition of Promus, and announced also that the transaction has been completed. Shares of Promus ceased trading at the close of business today.

     Approval of the transaction received 76 percent of the total outstanding Hilton shares (and 95.7 percent of the shares voting), and 90 percent of the total outstanding Promus shares (and 99.6 percent of the shares voting). In addition, the Hilton proposals to increase the authorized number of shares and authorized number of directors were also approved. Based on today's weighted average Hilton share price of $10.59, Promus shareholders generally will be taxed on any gain only to the extent of the cash consideration received, as more fully described in the joint proxy statement previously sent to Hilton and Promus shareholders.

     Preliminary analysis indicates that holders of approximately 64 percent of the outstanding shares of Promus common stock made elections to receive $38.50 in cash for each Promus share and holders of approximately 8 percent elected to receive 3.2158 shares of Hilton common stock for each Promus share. In order to reflect the agreed upon conversion of 55 percent of the outstanding Promus shares into cash and 45 percent into Hilton stock, Promus shareholders electing cash will be prorated such that approximately 86 percent of the Promus shares for which cash elections were made will be exchanged for cash. All other Promus shares will receive 3.2158 shares of Hilton common stock for each Promus share.

                                     -more-

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Hilton/Promus Merger
2-2-2-2


     A quarterly dividend of $.02 per share will be paid in cash on December 17, 1999 to Hilton shareholders of record as of December 3, 1999. While former Promus shareholders who receive Hilton common stock in the acquisition will be entitled to receive this dividend, they will not receive payment of the dividend until the certificates representing their Promus shares have been properly surrendered to the exchange agent.

     Hilton said also that financing for the transaction--fully syndicated and led by Bank of America N.A. as Lead Arranger, and First Union National Bank, Bank of Nova Scotia and Wachovia Bank as Co-Arrangers--has been successfully completed.

     "Our integration process, which has been highly cooperative and productive, was geared to enable us to hit the ground running as a combined company on the day of closing, and we have accomplished that goal," said Stephen F. Bollenbach, president and chief executive officer of Hilton Hotels Corporation. "We appreciate the support of our and Promus' shareholders, and look forward to moving ahead with a strengthened position as one of the world's largest, strongest and most diverse lodging companies."

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